FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2013

Tarheel Billboard, Inc.
(Name of small business issuer in its charter)

Nevada	7312	45-5604515
(State or other Employer jurisdiction of Identification incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Tarheel Billboard Inc., a Nevada corporation, in connection with the items described below.

Item 4.01 Changes in Registrant’s Certifying Accountant

(a) On May 15, 2013 Tarheel Billboard, Inc. (the “Company”) received notification from Stan J.H. Lee (“Lee”) that Lee had resigned as the independent registered public accounting firm of the Company. The Company accepted this resignation.

The reports of Lee regarding the Company’s financial statements as of October 31, 2012 and the statements of operations, stockholders’ deficit and cash flows for the years then ended and for the period from July 10, 2012 (inception) through July 31, 2012 contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principle. The reports of Lee, however, stated that there is substantial doubt about the Company’s ability to continue as a going concern.

During the Company's two most recent fiscal years and any subsequent interim period through the date of resignation, there were no disagreements with Mr. Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

(b) The Board of Directors of the Company resolved to engage the independent registered public accounting firm of Bongiovanni and Associates (“Bongiovanni”), the Company’s new independent registered public accountants, which appointment Bongiovanni has has accepted with the dismissal of Lee.

During the two most recent fiscal years and the interim period preceding the engagement of Bongiovanni, the Company has not consulted with Mr. Lee regarding either: (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered by Bongiovanni or (iii) any other matter that was the subject of disagreement between the Company and its former auditor as described in Item 304(a)(1)(iv) of Regulation S-B.  The Company did, however, submit the most recent quarterly financial statement for the quarter ended March 31, 2013 which Bongiovanni has reviewed on behalf of the company.

Item 9.01 Financial Statements and Exhibits.

Exhibits.

16.1	Letter from Auditor

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Tarheel Billboard, Inc.

Date: May 23, 2013	By:	/s/ David Temple
David Temple
President and Director